UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2016

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 12, 2016, our Board appointed Gary Cantrell as a director and chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee, and also appointed John Donofrio, Jr. as a director and chair of the Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee. Messrs. Cantrell and Donofrio will each hold office until our next annual meeting of stockholders, which is anticipated to be held in November 2016.

Gary Cantrell has 30 years of experience in the life sciences industry ranging from clinical experience as a respiratory therapist to his current exclusive consulting role with Mayne Pharma (ASX: MYX) as Business Development Executive focused on acquiring branded prescription assets for Mayne’s U.S. Specialty Brands Division. Mr. Cantrell served as CEO of Yasoo Health Inc., a global specialty nutritional company from 2007 through June 2016, highlighted by the sale of its majority asset AquADEKs to Actavis in March 2016. Previously, he was President of The Catevo Group, a U.S.-based healthcare consulting firm. Prior to that, he was Executive Vice President, Sales and Marketing for TEAMM Pharmaceuticals, an Accentia Biopharmaceuticals company, where he led all commercial activities for a public specialty pharmaceutical business. His previous 22 years were at GlaxoSmithKline plc where he held progressively senior management positions in sales, marketing and business development. Mr. Cantrell is a graduate of Wichita State University and serves as an advisor to several emerging life science companies. He served as a director for Yasoo Health Inc., Yasoo Health Limited and Flexible Stenting Solutions, Inc., a leading developer of next generation peripheral arterial, venous, neurovascular and biliary stents, which was sold to Cordis, while a Division of Johnson & Johnson in March 2013.

John Donofrio, Jr. is a Senior Finance Executive with 24 years of experience in the pharmaceutical industry across a broad range of areas, including consolidated financial reporting, international accounting and internal controls, financial systems development and implementation, cost accounting, inventory management, supply chain, transfer pricing, budget and forecast planning, integration of mergers and acquisitions and business development. He has served as the Chief Financial Officer and Head of North American Business Development for Merz North America, or Merz, since August 2013. Merz is a specialty healthcare company that develops and commercializes innovative treatment solutions in aesthetics, dermatology and neurosciences in the U.S. and Canada. At Merz, Mr. Donofrio is accountable for financial performance, cost management, business development and strategic business planning and analysis for the finance organization in North America. Prior to joining Merz, Mr. Donofrio served as Vice President, Stiefel Global Finance, U.S. Specialty Business and Puerto Rico for Stiefel, a GlaxoSmithKline plc company from July 2009 to July 2013. In that role, Mr. Donofrio was responsible for the financial strategy, management reporting, and overall control framework for the Global Dermatology Business Unit. He was also the Senior Finance Partner accountable for the U.S. Specialty Business Units of GlaxoSmithKline plc. Mr. Donofrio holds a degree in Accounting from North Carolina State University.

There are no arrangements or understandings between Messrs. Cantrell or Donofrio and any other person pursuant to which Messrs. Cantrell and/or Donofrio were appointed to the Board and there are no related party transactions between Mr. Cantrell and Aytu or Mr. Donofrio and Aytu.

Jarrett Disbrow, Chief Operating Officer and a director of the Company, resigned from the Board of Aytu, effective July 7, 2016. Mr. Disbrow will remain Aytu’s Chief Operating Officer. Mr. Disbrow’s decision to resign did not involve any disagreement with our operations, policies or practices. Mr. Disbrow elected to resign in order to allow for a majority of the Company’s board to be independent and thus meet the listing requirements of a national stock exchange, to which the company is planning to uplist its stock in the future.

A copy of the press release announcing the appointments of Messrs. Cantrell and Donofrio and the resignation of Mr. Disbrow is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with Messrs. Cantrell and Donofrio’s appointments to the Board, we granted each of them options to purchase 15,000 shares of our common stock with an exercise price of $3.23, that vest 25% on September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017. We also granted each of them 65,000 restricted shares of our common stock. The restricted shares vest on July 12, 2026, subject to earlier vesting in certain situations, as well as the recipients’ continued service.

Additionally, on July 7, 2016, the Board approved restricted stock awards to certain executive officers and directors. Josh Disbrow, our Chief Executive Officer, received 195,000 shares of restricted stock; Greg Gould, our Chief Financial Officer, received 160,000 shares of restricted stock; Jarrett Disbrow, our Chief Operating Officer, received 160,000 shares of restricted stock; Jon McGrael, our Vice President of Commercial Operations, received 140,000 shares of restricted stock; Doug Miller, our Vice President of Technical Operations, received 80,000 shares of restricted stock; Mike Macaluso, a director, received 65,000 shares of restricted stock; and Carl Dockery, a director, received 65,000 shares of restricted stock. The restricted shares vest on July 7, 2026, subject to earlier vesting in certain situations, as well as the recipients’ continued employment or service.

The foregoing summary of the restricted stock awards does not purport to be complete and is qualified in its entirety by reference to such agreements. Copies of the form of Restricted Stock Agreement for Non-Employee Directors and the form of Restricted Stock Agreement for Employees are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form Restricted Stock Agreement for Non-Employee Directors
10.2	Form Restricted Stock Agreement for Employees
99.1	Press Release dated July 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2016	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
	Name:	Gregory A. Gould
	Title:	Chief Financial Officer